UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	January 28, 2009

OGE ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

            Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

OGE Energy Corp. (the “Company”) is the parent company of Oklahoma Gas and Electric Company, a regulated electric utility with approximately 769,000 customers in Oklahoma and western Arkansas, and Enogex LLC and its subsidiaries, a midstream natural gas pipeline business with principal operations in Oklahoma.

On November 20, 2008, the Company entered into a Distribution Agreement (the “Agreement”) with J.P. Morgan Securities Inc. (“JPMS”), which was attached as Exhibit 1.01 to the Company’s Form 8-K filed on November 20, 2008. Under the terms of the Agreement, the Company could offer and sell up to 2,500,000 shares of its Common Stock, par value $0.01 per share (the “Shares”), from time to time through JPMS as principal or agent. Sales of the Shares, if any, could be made by means of ordinary brokers’ transactions on the New York Stock Exchange at market prices and in such other manner as agreed upon by the Company and JPMS. JPMS received from the Company a commission of 1.5% based on the gross sales price for any shares sold to or through it as principal or agent under the Agreement. Since inception of the Agreement on November 20, 2008 through January 28, 2009, the Company has sold 1,634,757 shares of its common stock under the Agreement. The Company has received net proceeds from JPMS of approximately $40.6 million during this timeframe (after the JPMS commission of approximately $0.6 million) related to the sale of the Company’s common stock. On January 28, 2009, the Company provided written notice to JPMS of the Company’s intent to terminate the Agreement pursuant to the terms of the Agreement, which termination was effective on January 29, 2009.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller, Chief Accounting Officer
and Interim Chief Financial Officer

February 2, 2009